UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 18, 2009

NEOPROBE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26520	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 300, Columbus, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers.

2010 Cash Bonus Goals for Named Executive Officers

The Compensation, Governance and Nominating Committee (the “Committee”) of Neoprobe Corporation (the “Company”) has approved the award of cash bonuses to the named executive officers listed in the table below, to be paid in the first quarter of 2011 in amounts to be determined by the Committee upon achievement of the following corporate bonus objectives established by the Committee, and subject to reduction if the goals are not achieved:

•	Achievement of specified 2010 annual revenue and gross margin goals for medical device and radiopharmaceutical product lines, subject to 25% reduction of bonus if not achieved.
•	Filing of complete new drug application for Lymphoseek with the United States Food and Drug Administration by June 30, 2010, subject to 50% reduction of bonus if not achieved.
•	Discretionary bonus, equal to 25% of the total bonus objective.

The final amount of any cash bonus to be paid to the named executives will be subject to the determination of the Committee at a meeting to be held after the delivery of the financial statements of the Company for the year ending December 31, 2010, and adjusted by the weighting percentage, if any, of the overall corporate objectives that were not achieved.

Name	Position	2010 Maximum Cash Bonus Amount

David C. Bupp	President and Chief Executive Officer	$125,000

Frederick O. Cope, Ph. D.	Vice President, Pharmaceutical Research and Clinical Development	$52,750

Brent L. Larson	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	$40,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neoprobe Corporation

Date: October 29, 2009	By:	/s/ Brent L. Larson
Brent L. Larson, Vice President, Finance and Chief Financial Officer